HOULIHAN LOKEY, INC.
DIRECTOR COMPENSATION PROGRAM
(Revised as of May 4, 2018)

Eligible Directors (as defined below) on the board of directors (the “Board”) of Houlihan Lokey, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Director Compensation Program (this “Program”). This Program is an amendment and restatement of the Company’s Director Compensation Program that was adopted by the Board on July 29, 2015 (the “Original Program”). The changes to the Original Program that are effected by this Program shall take effect on July 1, 2018. The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who (i) is not an employee of the Company or any parent or subsidiary of the Company, (ii) is not designated to serve on the Board by ORIX USA Corporation or its subsidiaries, and (iii) qualifies as “independent” under the rules of the NYSE, including the NYSE rules relating to compensation committee independence, and as a “non-employee director” under Exchange Act Rule 16b-3 (each, a “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1.    Cash Compensation.

a.	Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $62,500 for service on the Board.

b.
Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) above shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than thirty days following the end of each calendar quarter. In the event an Eligible Director does not serve as an Eligible Director for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as an Eligible Director.

2. Equity Compensation. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s Amended and Restated 2016 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution

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and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with equity grants under the Equity Plan. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Company’s Amended and Restated 2016 Incentive Award Plan.

a.
Annual Common Stock Awards. An Eligible Director who is serving on the Board as of May 15 of each calendar year automatically shall be granted, on such May 15, an Award of Common Stock covering a number of shares of Class A common stock equal to $87,500, divided by the Fair Market Value of a share of Class A common stock on the applicable grant date, rounded to the nearest whole share and subject to adjustment as provided in the Equity Plan. These awards shall be referred to herein as the “Annual Awards.” With respect to the first Annual Award granted to an Eligible Director following the date on which he or she becomes an Eligible Director (the “Eligible Director Date”), such award shall be pro-rated based on the period of time served as an Eligible Director from (and including) the Eligible Director Date through the May 15 grant date of such Annual Award. Each Annual Award shall be vested in full on the applicable grant date.

b.
Committee Chair Award. Each Eligible Director who serves as a Chair of a Committee of the Board as of May 15 of each calendar year automatically shall be eligible to be awarded, at the discretion of the Compensation Committee, on such May 15, an Award of Common Stock covering a number of shares of Class A common stock equal to $30,000, divided by the Fair Market Value of a share of Class A common stock on the applicable grant date, rounded to the nearest whole share and subject to adjustment as provided in the Equity Plan. These awards shall be referred to herein as the “Committee Chair Awards.” With respect to the first Committee Chair Award granted to a Committee Chair following the date on which he or she becomes a Committee Chair (the “Eligible Chair Date”), such award shall be pro-rated based on the period of time served as a Committee Chair from (and including) the Eligible Chair Date through the May 15 grant date of such Committee Chair Award. Each Committee Chair Award shall be vested in full on the applicable grant date.

c.
New Director Award. The Compensation Committee of the Board shall have the authority, in its sole and absolute discretion, to make an Award of Common Stock to each Eligible Director who joins the Board on or after July 1, 2018 covering a number of shares of Class A common stock equal to $100,000, divided by the Fair Market Value of a share of Class A common stock on the applicable grant date, rounded to the nearest whole share and subject to adjustment as provided in the Equity Plan.

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